EXHIBIT 99


NEWS

CONTACT:
STEPHANIE WYNNE, MEDIA & INVESTOR COORDINATOR  (612) 330-9501


                       CHILDREN'S BROADCASTING CORPORATION
                 SIGNS DEFINITIVE PURCHASE AGREEMENT TO SELL TEN
                          OWNED AND OPERATED STATIONS



            MINNEAPOLIS, MN, APRIL 20 -- Children's Broadcasting Corporation
(CBC) (NNM: AAHS) announced today that it has signed a definitive purchase agreement with California - based Catholic Radio Networks, LLC (CRN) to sell the assets of ten of its owned and operated stations and the stock of Children's Radio New York, Inc., a subsidiary of CBC for $57 million. The total purchase price includes $52 million in cash and a $5 million subordinated secured promissory note. The note carries interest at the rate of ten-percent per annum and is payable in two years. CBC will have the option to convert the note to equity in CRN after eighteen months. The buyer has deposited an escrow of $3 million that will be released to CBC in $1 million on April 17, 1998, May 17, 1998 and June 17, 1998. The consummation of the transaction is subject to regulatory and shareholder approvals and customary closing conditions. Additionally, the Company has signed letters of intent on the three remaining stations for the purchase price of $4.7 million cash.

            Christopher T. Dahl, Chairman and CEO, said, "We are pleased with the sale of these ten stations which includes favorable tax treatment on the sale of our New York station." Dahl also added, "This agreement, along with the sale of the remaining three stations now under letters of intent will realize a total purchase price of $61.7 million for all stations. The Company will have approximately $33 million of assets on its balance sheet after a payback of all debt, taxes, closing costs and working capital requirements up to the final closing."

                                     (more)

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            The sale of the stations is expected to close in September 1998. CBC plans to use such proceeds to continue its diversification into other media and advertising - related businesses. The Company previously invested $6 million in Harmony Holdings, Inc. (HHI) (NNM: HAHO) and is beneficial owner of 42.4% of the common stock. HHI is one of the largest television commercial production companies in the United States.

            Certain statements in this press release constitute "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. In particular, statements contained herein regarding the Company's future outlook and opportunities are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Children's Broadcasting Corporation, and which may cause actual results to differ materially from those projected.

            The radio stations to be conveyed pursuant to the CRN agreement include: KAHZ(AM)1360 Dallas, TX; KCNW(AM)1380 Kansas City, KS; KIDR(AM)740 Phoenix, AZ; KKYD(AM) 1340 Denver, CO; KPLS(AM)830 Los Angeles, CA; WAUR(AM) 930 Chicago, IL; WJDM(AM) 1660 New York City, NY; WPWA(AM) Philadelphia, PA; WWTC(AM) 1280 Minneapolis, MN; and WZER(AM) 540 Milwaukee, WI.



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